UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 8K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 29, 1998



                           FARM FAMILY HOLDINGS, INC.
        A Delaware Corporation Commission File No. 1-11941 IRS No. 14-1789227

                   344 Route 9W, Glenmont, New York 12077-2910
                  Registrant's telephone number: (518) 431-5000

Item 5.  Other Events

     On December 23, 1998, Farm Family Holdings, Inc. issued a press release announcing that a committe of its independent directors and a committee representing the shareholders of Farm Family Life Insurance Company have negotiated the terms of an amendment of the Option Purchase Agreement pursuant to which Farm Family Holdings, Inc. proposes to acquire Farm Family Life Insurance Company.

Item 7.  Financial Statements and Exhibits


The following exhibits are filed as part of this report:

Exhibit Index

Exhibit 99    - Press Release


Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           FARM FAMILY HOLDINGS, INC.
                                                (Registrant)




       December 29, 1998                    /s/ Philip P. Weber
--------------------------------   ---------------------------------------------
            (Date)                             Philip P. Weber
                                              President and CEO

Exhibit 99
                                  News Release



FOR IMMEDIATE RELEASE             CONTACT:Timothy A. Walsh
                                  Executive Vice President - Finance & Treasurer
                                 (518) 431-5410


    Farm Family Holdings Reports on Proposed Acquisition of Farm Family Life

Glenmont,  New York - December 23, 1998 - - Farm Family  Holdings,  Inc.  (NYSE:
FFH) today announced that a committee of its independent directors and a committee representing the shareholders of Farm Family Life Insurance Company ("Farm Family Life") have negotiated the terms of an amendment of the Option Purchase Agreement pursuant to which Farm Family proposes to acquire Farm Family Life.

Under the Option Purchase Agreement, Farm Family would pay an exercise price (the "Exercise Price") of $37.5 million to acquire Farm Family Life, less certain expenses. The Exercise Price would be payable in (i) a number of shares of Farm Family's common stock equal to $31.5 million (less certain expenses) divided by the average closing price of Farm Family's common stock over a twenty day trading period (the "Average Closing Price") and (ii) a number of shares of Farm Family's 6-1/8% voting preferred stock equal to $6.0 million (less certain expenses) divided by the Average Closing Price.

The Option Purchase Agreement was approved by Farm Family's stockholders on December 2, 1998. The closing of the acquisition was scheduled to occur on December 7, 1998, but was delayed when it was determined that certain shareholders of Farm Family Life would need to obtain approval of the proposed acquisition from their members.

Under the proposed amendment, the price used to determine the number of shares of Farm Family to be issued in the acquisition would be fixed, subject to a collar mechanism, at $35.72, which was the Average Closing Price that would have been used if the closing had occurred on December 7, 1998. Under the collar, if the price per share of Farm Family's common stock at the time of closing (the "Closing Price") is greater than $42.86 or less than $25.00, the price used to determine the number of shares of Farm Family's common stock to be issued in the acquisition will equal $35.72 divided by a factor. The factor will be equal to
1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is less than $25.00) multiplied by $35.72 divided by the Closing Price.

                                   ***More***

If the Closing Price falls below $25.00 per share, Farm Family would have the option to terminate the Option Purchase Agreement. In addition, the termination date for the Option Purchase Agreement would be extended to April 30, 1999.

The proposed amendment of the Option Purchase Agreement is subject to the approval of the shareholders of Farm Family Life and the Board of Directors of Farm Family. Farm Family also expects to resolicit the approval of its stockholders for the revised terms of the acquisition. The shareholders of Farm Family Life will reimburse Farm Family for half of the expenses of resolicitation, up to $200,000.

Philip P. Weber, President and CEO of Farm Family, said, "We expect to close the acquisition of Farm Family Life during the second quarter of 1999 and also expect the acquisition to be slightly accretive to Farm Family's 1999 earnings."

If the proposed amendment to the Option Purchase Agreement is approved by the shareholders of Farm Family Life and the Board of Directors of Farm Family, the proposed acquisition remains subject to the satisfaction of certain closing conditions, including approval of the transaction by the stockholders of Farm Family and the members of certain shareholders of Farm Family Life.

Farm Family Holdings is the parent of Farm Family Casualty Insurance Company, a specialized, regional property and casualty insurer of farms, agricultural related businesses, and residents and businesses of rural and suburban communities.

---------------------------------
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current knowledge, expectations, estimates, beliefs and assumptions. The forward-looking statements in this press release include, but are not limited to, statements with respect to the Company's potential acquisition of Farm Family Life, statements of the plans and objectives of the Company or its management, statements of future economic performance and assumptions underlying statements regarding the Company or its business. Readers are hereby cautioned that certain events or circumstances could cause actual results to differ materially from those estimated, projected or predicted. The forward-looking statements in this press release are not guarantees of future performance and are subject to a number of important risks and uncertainties, many of which are outside the Company's control, that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, factors related to the approval of the proposed amendment of the Option Purchase Agreement by the shareholders of Farm Family Life and by the Board of Directors of Farm Family, the results of operations of the Company and Farm Family Life, fluctuations in the market value of shares of the Company's common stock, the satisfaction of the closing conditions set forth in the Option Purchase Agreement and other risks listed from time to time in the Company's Securities and Exchange Commission filings, including Form 10-K/A for the fiscal year ended December 31, 1997 and the Prospectus dated July 22, 1996. Accordingly, there can be no assurance that actual results will conform to the forward-looking statements in this press release.

                                    ***End***